EXHIBIT 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
SVP & Chief Business Officer	Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS AND CELL THERAPEUTICS CLOSE TRANSACTION TO
MARKET ZEVALIN® BY FORMING RIT ONCOLOGY LLC, A JOINT VENTURE
IRVINE, California, December 16, 2008 — Spectrum Pharmaceuticals (NasdaqGM: SPPI) announced today the closing of the transaction with Cell Therapeutics, Inc. (CTI) to form a 50/50 owned joint venture, RIT Oncology, LLC, to commercialize and develop ZEVALIN® ([90Y]-ibritumomab tiuxetan) in the United States. In connection with the closing, Spectrum Pharmaceuticals paid CTI an initial up-front payment of $7.5 million. An additional payment of $7.5 million will be paid to CTI in early January.
“We believe ZEVALIN is an outstanding addition to our portfolio and we are committed to making RIT a model Joint Venture as our highly motivated teams further develop and market ZEVALIN for patients in the United States,” said Rajesh C. Shrotriya, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals.
ZEVALIN, a radioimmunotherapeutic (RIT), was exclusively marketed by Cell Therapeutics in the United States prior to the close of the transaction and will now be marketed jointly by Spectrum Pharmaceuticals and CTI through RIT Oncology, LLC for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL), including patients who have rituximab-refractory follicular NHL. On November 28, 2008, the FDA accepted for filing and review, and granted priority review status for, the supplemental Biologics License Application for use of ZEVALIN as first line consolidation therapy for patients with B-cell follicular non-Hodgkin’s lymphoma. Priority review is granted by the FDA for a treatment that addresses a significant unmet medical need. This does not represent any evaluation of the adequacy of the data submitted. A Prescription Drug User Fee Act (PDUFA) target date of April 2, 2009 has been established by the FDA for a decision regarding the ZEVALIN sBLA.
If approved, ZEVALIN would be the first radioimmunotherapy available to patients as first-line consolidation therapy. It is estimated that there would be approximately 18,000 patients that currently receive first-line treatment which would potentially be eligible to use ZEVALIN under the proposed expanded label. Together with ZEVALIN’s current approval as treatment for patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL), including patients that are rituximab-refractory or rituximab-naive, approval of ZEVALIN as first-line consolidation therapy will allow ZEVALIN to be used in several lines of NHL therapy.
About RIT Oncology, LLC
Spectrum Pharmaceuticals and Cell Therapeutics are the sole members of the LLC, whose sole purpose is to commercialize ZEVALIN in the United States. The LLC is governed by a Board of Managers comprised of an equal number of members from both companies. Both parties are to equally provide for the future capital requirements of the LLC and share equally in the profits and losses of the LLC.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

About ZEVALIN®
ZEVALIN® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy and is indicated as part of the ZEVALIN therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma, including patients with rituximab-refractory follicular NHL. ZEVALIN is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL based on studies using a surrogate endpoint of overall response rate. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.
Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab (Rituxan®) infusions. Yttrium-90 ZEVALIN administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the ZEVALIN therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic toxicity correlated with the degree of bone marrow involvement prior to ZEVALIN therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). ZEVALIN should only be used by health care professionals qualified by training and experience in the safe use of radionuclides.
For more information on ZEVALIN, patients and healthcare professionals can visit www.ZEVALIN.com.
About Non-Hodgkin’s Lymphoma
Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and normally spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms — aggressive NHL, a rapidly spreading acute form of the disease, and indolent NHL, which progresses more slowly. According to the National Cancer Institute’s SEER database there were nearly 400,000 people in the U.S. with NHL in 2004. The American Cancer Society estimates that in the United States 66,120 people are expected to be diagnosed with NHL in 2008. Additionally, approximately 19,160 are expected to die from this disease in 2008.
About First-Line Consolidation Therapy
Consolidation therapy aims to rapidly improve the quality of the response achieved with initial remission induction treatment. Induction therapy is a treatment designed as a first step toward reducing the number of cancer cells.
About the Phase 3 First-line Indolent Trial (FIT)
The multinational, randomized Phase 3 First-line Indolent Trial (FIT) evaluated the benefit and safety of a single infusion of ZEVALIN in 414 patients with CD20-positive follicular non-Hodgkin’s lymphoma who had achieved a partial response or a complete response after receiving one of the standard first-line chemotherapy regimens. The FIT trial demonstrated that when used as a first-line consolidation therapy for patients with follicular non-Hodgkin’s lymphoma, ZEVALIN significantly improved the median progression-free survival time from 13 months (control arm) to 37 months (ZEVALIN arm) (p<0.0001). The FIT trial results were presented for the first time in one oral and three poster presentations at the American Society of Hematology (ASH) conference in December 2007. The full publication can be downloaded ahead of print from the Journal of Clinical Oncology website at http://jco.ascopubs.org.
The primary investigators of the study concluded that ZEVALIN consolidation of first remission in advanced stage follicular non-Hodgkin’s lymphoma is highly effective, resulting in a total complete response (CR + CRu) rate of 87 percent and prolongation of median progression-free survival (PFS) by approximately two years, with a toxicity profile comparable to that seen with ZEVALIN’s use in approved indications. ZEVALIN-treated patients had reversible Grade 3 or 4 hematologic side effects including neutropenia in 67 percent, thrombocytopenia in 61 percent, and anemia in 3 percent of patients. Non-hematologic toxicities were 24 percent Grade 3, 5 percent Grade 4, and Grade 3/4 infection was 8 percent.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

About Spectrum Pharmaceuticals
Spectrum is a biopharmaceutical company that acquires, develops and commercializes a diversified portfolio of drug products, with a focus mainly on oncology and urology. Spectrum’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in developing drugs and commercialization in our areas of focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit Spectrum’s website at http://www.spectrumpharm.com.
Forward-looking statements — This press release may contain forward- looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to Spectrum’s business and its future, the safety and effectiveness of ZEVALIN, ZEVALIN’s potential, that if approved for first line therapy in NHL, 18,000 patients per year would be eligible to receive ZEVALIN in that setting, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates, may not prove safe or effective, the possibility that its existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that its existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that its efforts to acquire or in-license and develop additional drug candidates may fail, its lack of revenues, its limited marketing experience, its dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent Quarterly Reports on Form 10-Q. All forward looking statements in this press release speak only as of the date hereof. Spectrum does not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum Pharmaceuticals, Inc. TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
ZEVALIN® is a registered trademark of RIT Oncology, LLC, and RIT and RIT Oncology are trademarks owned by RIT Oncology, LLC.
All other trademarks and trade names are the property of their respective owners.
© 2008 Spectrum Pharmaceuticals, Inc.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI